EXHIBIT 10.1

Execution Copy

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT is made and dated as of June 27, 2013 and is entered into by and between BIOAMBER INC., a Delaware corporation (“Parent”), each of its Subsidiaries that has delivered a Joinder Agreement (as defined herein) (each a “Subsidiary Guarantor” and collectively, the “Subsidiary Guarantors” and together with Parent, collectively, “Borrower”), and HERCULES TECHNOLOGY GROWTH CAPITAL, INC., a Maryland corporation (“Lender”).

RECITALS

A. Borrower has requested Lender to make available to Borrower a loan in an aggregate principal amount of up to Twenty-Five Million Dollars ($25,000,000) (the “Term Loan”); and

B. Lender is willing to make the Term Loan on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, Borrower and Lender agree as follows:

SECTION 1. DEFINITIONS AND RULES OF CONSTRUCTION

1.1 Unless otherwise defined herein, the following capitalized terms shall have the following meanings:

“Account Control Agreement(s)” means any agreement entered into by and among the Lender, Borrower and a third party Bank or other institution (including a Securities Intermediary) in which Borrower maintains a Deposit Account or an account holding Investment Property and which grants Lender a perfected first priority security interest in the subject account or accounts.

“ACH Authorization” means the ACH Debit Authorization Agreement in substantially the form of Exhibit H.

“Advance(s)” means a Term Loan Advance.

“Advance Date” means the funding date of any Advance.

“Advance Request” means a request for an Advance submitted by Parent to Lender in substantially the form of Exhibit A.

“Agreement” means this Loan and Security Agreement, as amended from time to time.

“AmberWorks” means AmberWorks, LLC, a Delaware limited liability company.

“Assignee” has the meaning given to it in Section 10.14.

“BioAmber Canada” means BioAmber Canada Inc., a Canadian corporation, and its successors or assigns.

“BioAmber Delaware” means BioAmber USA Inc., a Delaware corporation, and its successors or assigns.

“BioAmber France” means BioAmber SAS, a French corporation, and its successors or assigns.

“BioAmber Luxembourg” means BioAmber International S.à .r.l., a Luxembourg société à responsabilité limitée, having its registered office at 49, route d’Arlon, L – 1140 Luxembourg, registered with the Luxembourg Registre de Commerce et des Sociétés under number B 163728 and with a share capital of $320,000, and its successors or assigns.

“BioAmber Sarnia” means BioAmber Sarnia Inc., a Canadian corporation, and its successors or assigns.

“Borrower Products” means all products, software, service offerings, technical data or technology currently being designed, manufactured or sold by Borrower or which Borrower intends to sell, license, or distribute in the future including any products or service offerings under development, collectively, together with all products, software, service offerings, technical data or technology that have been sold, licensed or distributed by Borrower since its incorporation.

“Cash” means all cash and liquid funds.

“Change in Control” means any reorganization, recapitalization, consolidation or merger (or similar transaction or series of related transactions) of Borrower or any Subsidiary, sale or exchange of outstanding shares (or similar transaction or series of related transactions) of Borrower or any Subsidiary in which the holders of Borrower or Subsidiary’s outstanding shares immediately before consummation of such transaction or series of related transactions do not, immediately after consummation of such transaction or series of related transactions, retain shares representing more than fifty percent (50%) of the voting power of the surviving entity of such transaction or series of related transactions (or the parent of such surviving entity if such surviving entity is wholly owned by such parent), in each case without regard to whether Borrower or Subsidiary is the surviving entity.

“Claims” has the meaning given to it in Section 10.11.

“Closing Date” means the date of this Agreement.

“Collateral” means the property described in Section 3.

“Confidential Information” has the meaning given to it in Section 10.13.

“Constitutional Documents” means the Certificate of Incorporation and the Bylaws or other constituent document, of Parent and each Subsidiary Guarantor, and in relation to BioAmber Luxembourg and any Luxembourg companies, an updated copy of the articles of association, an up-to-date copy of the excerpt from the Luxembourg Registre de Commerce et des Sociétés and an updated electronic certificat de non-inscription d’une decision judiciaire.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyright License” means any written agreement granting any right to use any Copyright or Copyright registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Copyrights” means all copyrights, whether registered or unregistered, held pursuant to the laws of the United States, any State thereof, or of any other country.

“Deposit Accounts” means any “deposit accounts,” as such term is defined in the UCC, and includes any checking account, savings account, or certificate of deposit, in each case wherever located, as well as any account opened by BioAmber Luxembourg within a bank institution established in Luxembourg.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” has the meaning given to it in Section 8.

“Facility Charge” means Two and One-Half percent (2.5%) of the sum of the Maximum Term Loan Amount.

“Financial Statements” has the meaning given to it in Section 7.1.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.

“Indebtedness” means indebtedness of any kind, including (a) all indebtedness for borrowed money or the deferred purchase price of property or services (excluding trade credit entered into in the ordinary course of business due within sixty (60) days), including reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, and (d) all Contingent Obligations.

“Initial Public Offering” means the initial firm commitment underwritten offering of Borrower’s common stock pursuant to a registration statement under the Securities Act of 1933 filed with and declared effective by the Securities and Exchange Commission.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief. In relation to BioAmber Luxembourg and any Luxembourg companies, an insolvency proceeding is a (i) bankruptcy (faillite), insolvency, voluntary or judicial liquidation (liquidation volontaire ou judiciaire), composition with creditors (concordat préventif de faillite), suspension of payment (sursis de paiement), controlled management (gestion contrôlée), fraudulent conveyance (actio pauliana), general settlement with creditors, re-organisation, or similar laws affecting the rights of creditors generally; or (ii) a state of cessation of payments (cessation de payments) and lose of commercial creditworthiness (ébranlement de credit) or (iii) an appointment of a commissaire, juge commissaire, liquidateur, curateur, administrateur judiciaire or similar officer. In relation to BioAmber France S.A.S., and any French companies as the case may be, insolvency proceedings shall mean any proceedings set forth in the Livre Sixième of the French Code de Commerce.

“Intellectual Property” means all of Borrower’s Copyrights; Trademarks; Patents; Licenses; trade secrets and inventions; mask works; Borrower’s applications therefore and reissues, extensions, or renewals thereof; and Borrower’s goodwill associated with any of the foregoing, together with Borrower’s rights to sue for past, present and future infringement of Intellectual Property and the goodwill associated therewith.

“Interest Only Period” means the period beginning on the Closing Date and ending on January 1, 2014; provided however, that upon Lender’s determination in the exercise of its reasonable discretion that Mitsui & Co. Ltd. has made an additional equity contribution of at least $1,500,000 to BioAmber Sarnia relating to Sarnia Phase I by no later than December 31, 2013, the Interest Only Period shall be the period beginning on the Closing Date and ending on July 1, 2014.

“Investment” means any beneficial ownership (including stock, partnership or limited liability company interests) of or in any Person, or any loan, advance or capital contribution to any Person or the acquisition of all, or substantially all, of the assets of another Person.

“Joinder Agreements” means for each Subsidiary other than BioAmber Sarnia and AmberWorks, a completed and executed Joinder Agreement in substantially the form attached hereto as Exhibit G.

“Lender” has the meaning given to it in the preamble to this Agreement.

“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, and any lease in the nature of a security interest.

“Loan” means the Advances made under this Agreement.

“Loan Documents” means this Agreement, the Notes (if any), the ACH Authorization, the Account Control Agreements, the Joinder Agreements, all UCC Financing Statements, the Security Documents and any other documents executed in connection with the Secured Obligations or the transactions contemplated hereby, as the same may from time to time be amended, modified, supplemented or restated.

“Material Adverse Effect” means a material adverse effect upon: (i) the business, operations, properties, assets, prospects or condition (financial or otherwise) of Borrower; or (ii) the ability of Borrower to perform the Secured Obligations in accordance with the terms of the Loan Documents, or the ability of Lender to enforce any of its rights or remedies with respect to the Secured Obligations; (iii) the Collateral or Lender’s Liens on the Collateral or the priority of such Liens; or (iv) any material reduction in the amount of or delay in the timing of expected fundings, at Lender’s sole but reasonable discretion, of BioAmber Sarnia that are not resolved within 60 days of the occurrence thereof; provided that such 60-day cure period shall only apply if Borrower maintains a balance of unrestricted cash not less than the Secured Obligations at all times during such 60-day cure period.

“Maximum Term Loan Amount” means Twenty Five Million Dollars and No/100 Dollars ($25,000,000).

“Maximum Rate” shall have the meaning assigned to such term in Section 2.3.

“Note(s)” means a Term Note.

“Patent License” means any written agreement granting any right with respect to any invention on which a Patent is in existence or a Patent application is pending, in which agreement Borrower now holds or hereafter acquires any interest.

“Patents” means all letters patent of, or rights corresponding thereto, in the United States or in any other country, all registrations and recordings thereof, and all applications for letters patent of, or rights corresponding thereto, in the United States or any other country.

“Parent” has the meaning set forth in the introductory paragraph of this Agreement.

“Permitted Indebtedness” means: (i) Indebtedness of Borrower in favor of Lender arising under this Agreement or any other Loan Document; (ii) Indebtedness existing on the Closing Date which is disclosed in Schedule 1A; (iii) Indebtedness of up to $3,000,000 outstanding at any time secured by a lien described in clause (vii) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the lesser of the cost or fair market value of the Equipment financed with such Indebtedness; (iv) Indebtedness to trade creditors incurred in the ordinary course of business, including Indebtedness incurred in the ordinary course of business with corporate credit cards; (v) Indebtedness that also constitutes a Permitted Investment; (vi) Subordinated Indebtedness; (vii) reimbursement obligations in connection with letters of credit that are secured by cash or cash equivalents and issued on behalf of the Borrower or a Subsidiary thereof in an amount not to exceed $500,000 at any time outstanding, (viii) other Indebtedness in an amount not to exceed $250,000 at any time outstanding, and (ix) extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose materially more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investment” means: (i) Investments existing on the Closing Date which are disclosed in Schedule 1B; (ii) (a) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof, (b) commercial paper maturing no more than one year from the date of creation thereof and currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (c) certificates of deposit issued by any bank with assets of at least $500,000,000 maturing no more than one year from the date of investment therein, and (d) money market accounts; (iii) repurchases of stock from former employees, directors, or consultants of Borrower under the terms of applicable repurchase agreements at the original issuance price of such securities in an aggregate amount not to exceed $250,000 in any fiscal year, provided that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases; (iv) Investments accepted in connection with Permitted Transfers; (v) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business; (vi) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not affiliates, in the ordinary course of business, provided that this subparagraph (vi) shall not apply to Investments of Borrower in any Subsidiary; (vii) Investments consisting of loans not involving the net transfer on a substantially contemporaneous basis of cash proceeds to employees, officers or directors relating to the purchase of capital stock of Borrower pursuant to employee stock purchase plans or other similar agreements approved by Borrower’s Board of Directors; (viii) Investments consisting of travel advances in the ordinary course of business; (ix) Investments in newly-formed Subsidiaries organized in the United States, provided that such Subsidiaries enter into a Joinder Agreement promptly after their formation by Borrower and execute such other documents as shall be reasonably requested by Lender; (x) Investments in BioAmber Luxembourg only if such Investment is (1) in an amount not to exceed (A) $15,000,000 in any calendar quarter (such amount being cumulative from one quarter to another, the first applicable quarter being the second quarter of Parent’s 2013 financial year (and for the avoidance of doubt by way of example, if no such Investment is made in either the second or third quarter of Parent’s 2013 financial year, the total amount available for investment under this clause (x)(1)(A) would be

$45,000,000) and (B) $50,000,000 in the aggregate over the term of this Agreement, solely for the purpose of funding BioAmber Luxembourg’s equity investment in BioAmber Sarnia for Sarnia Phase I and (2) only if, prior to December 31, 2014, immediately after giving effect to such Investment, Parent has unrestricted cash at least equal to the Secured Obligations outstanding under this Agreement and such unrestricted cash is maintained in a Deposit Account subject to an Account Control Agreement in favor of Lender; provided however, that Borrower may make Investments in BioAmber Luxembourg in excess of the amounts set forth under (x)(1)(A) and (x)(1)(B) of this definition solely for the purpose of funding BioAmber Luxembourg’s equity investment in BioAmber Sarnia for Sarnia Phase I only if Parent is in compliance with Section 7.14(b) hereof; (xi) Investments in BioAmber France as set forth in Parent’s S-1 filing to restore the equity capital of Bioamber France to at least half of its share capital to prevent the involuntary dissolution of such entity, promptly upon any claim for dissolution of Bioamber France being filed with the French courts prior to the mechanical completion of Sarnia Phase I, but in no event shall such Investment exceed €20,000,000 in the aggregate; provided however, that such Investment (1) shall be returned to Parent not later than two Business Days after such Investment is initially made and (2) may not be made unless immediately after giving effect to such Investment and during the period prior to the return of such Investment to Parent, Parent has unrestricted cash at least equal to the Secured Obligations outstanding under this Agreement and such unrestricted cash is maintained in a Deposit Account subject to an Account Control Agreement in favor of Lender; (xii) Investments solely for Subsidiaries organized outside of the United States approved in advance in writing by Lender; (xiii) joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the nonexclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments by Borrower do not exceed $250,000 in the aggregate in any fiscal year; and (xiv) additional Investments that do not exceed $500,000 in the aggregate.

“Permitted Liens” means any and all of the following: (i) Liens in favor of Lender; (ii) Liens existing on the Closing Date which are disclosed in Schedule 1C; (iii) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings; provided, that Borrower maintains adequate reserves therefor in accordance with GAAP; (iv) Liens securing claims or demands of materialmen, artisans, mechanics, carriers, warehousemen, landlords and other like Persons arising in the ordinary course of Borrower’s business and imposed without action of such parties; provided, that the payment thereof is not yet required; (v) Liens arising from judgments, decrees or attachments in circumstances which do not constitute an Event of Default hereunder; (vi) the following deposits, to the extent made in the ordinary course of business: deposits under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than liens arising under ERISA or environmental liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds; (vii) Liens on Equipment or software or other intellectual property constituting purchase money liens and liens in connection with capital leases securing Indebtedness permitted in clause (iii) of “Permitted Indebtedness”; (viii) Liens incurred in connection with Subordinated Indebtedness; (ix) leasehold interests in leases or subleases and licenses granted in the ordinary course of business and not interfering in any material respect with the business of the licensor; (x) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties that are promptly paid on or before the date they become due; (xi) Liens on insurance proceeds securing the payment of financed insurance premiums that are promptly paid on or before the date they become due (provided that such Liens extend only to such insurance proceeds and not to any other property or assets); (xii) statutory and common law rights of set-off and other similar rights as to deposits of cash and securities in favor of banks, other depository institutions and brokerage firms; (xiii) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business so long as they do not materially impair the value or marketability of the related property; (xiv) Liens granted by BioAmber Sarnia on its assets; (xv) Liens on cash or cash equivalents securing obligations permitted under clause (vii) of the definition of Permitted Indebtedness; and (xvi) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (i) through (xi) above; provided, that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced (as may have been reduced by any payment thereon) does not increase.

“Permitted Transfers” means (i) sales of Inventory in the normal course of business, (ii) non-exclusive licenses and similar arrangements for the use of Intellectual Property in the ordinary course of business and licenses that could not result in a legal transfer of title of the licensed property but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States in the ordinary course of business, or (iii) dispositions of worn-out, obsolete or surplus Equipment at fair market value in the ordinary course of business, (iv) Transfers of assets (other than cash, cash equivalents or marketable securities) having a fair market value of not more than $500,000 in the aggregate in any fiscal year, (v) any Transfer of cash to (A) BioAmber Canada by Parent pursuant to and in accordance with the servicing agreement in effect on the Closing Date in an amount not to exceed $3,500,000 per year, (B) BioAmber France by Parent pursuant to and in accordance with the servicing agreement in effect on the Closing Date in an amount not to exceed $1,000,000 per year and (C) BioAmber Luxembourg by Parent pursuant to an in accordance with the servicing agreement in effect on the Closing Date in an amount not to exceed $100,000 per year, and (vi) any Transfer of cash, cash equivalents or marketable securities to BioAmber Sarnia only if, prior to December 31, 2014, immediately after giving effect to such Transfer, Parent has unrestricted cash at least equal to the Secured Obligations outstanding under this Agreement and such unrestricted cash is maintained in a Deposit Account subject to an Account Control Agreement in favor of Lender.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, other entity or government.

“Prepayment Charge” shall have the meaning assigned to such term in Section 2.4.

“Receivables” means (i) all of Borrower’s Accounts, Instruments, Documents, Chattel Paper, Supporting Obligations, letters of credit, proceeds of any letter of credit, and Letter of Credit Rights, and (ii) all customer lists, software, and business records related thereto.

“Sarnia Phase I” means BioAmber Sarnia’s bio-succinic acid facility located at Sarnia, Ontario, Canada with a projected capacity of 30,000 metric tons of bio-succinic acid.

“Sarnia Phase II” means the expansion project relating to BioAmber Sarnia’s bio-succinic acid facility located at 1265 Vidal Street South, Sarnia, Ontario, Canada that is intended to expand the capacity of such facility by 20,000 metric tons of bio-succinic acid.

“Secured Obligations” means Borrower’s obligations under this Agreement and any Loan Document, including any obligation to pay any amount now owing or later arising.

“Security Documents” means each security agreement, all other mortgages, deeds of trust, security agreements, pledge agreements, assignments, control agreements, financing statements and other documents as shall from time to time secure or relate to the Secured Obligations or any other obligation arising under any Loan Document or any part thereof, in each case, executed by any Borrower, any Subsidiary Guarantor or any Subsidiary.

“Specified Accounts” means those Deposit Accounts and Investment accounts identified as a “Specified Account” on Schedule E of this Agreement.

“Sinoven Biopolymers” means Sinoven Biopolymers Inc., a Delaware corporation, and its successors or assigns.

“Subordinated Indebtedness” means Indebtedness subordinated to the Secured Obligations in amounts and on terms and conditions satisfactory to Lender in its sole discretion.

“Subsidiary” means an entity, whether corporate, partnership, limited liability company, joint venture or otherwise, in which Borrower directly or indirectly owns or controls 50% or more of the outstanding voting securities, including each entity listed on Schedule 1 hereto.

“Subsidiary Guarantor” has the meaning assigned in the introductory paragraph of this Agreement.

“Term Loan Advance” means any Term Loan funds advanced under this Agreement.

“Term Loan Interest Rate” means for any day a per annum rate of interest equal to the greater of (i) the prime rate as reported in The Wall Street Journal plus 6.75% and (ii) 10%.

“Term Loan Maturity Date” means June 1, 2016.

“Term Note” means a Promissory Note in substantially the form of Exhibit B.

“Trademark License” means any written agreement granting any right to use any Trademark or Trademark registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Trademarks” means all trademarks (registered, common law or otherwise) and any applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof.

“Transfer” means the sale, transfer, grant, lease or other disposition of any asset.

“UCC” means the Uniform Commercial Code as the same is, from time to time, in effect in the State of California; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as the same is, from time to time, in effect in a jurisdiction other than the State of California, then the term “UCC” shall mean the Uniform Commercial Code as in effect, from time to time, in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

Unless otherwise specified, all references in this Agreement or any Annex or Schedule hereto to a “Section,” “subsection,” “Exhibit,” “Annex,” or “Schedule” shall refer to the corresponding Section, subsection, Exhibit, Annex, or Schedule in or to this Agreement. Unless otherwise specifically provided herein, any accounting term used in this Agreement or the other Loan Documents shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP, consistently applied. Unless otherwise defined herein or in the other Loan Documents, terms that are used herein or in the other Loan Documents and defined in the UCC shall have the meanings given to them in the UCC. Unless otherwise specified herein, all references to Dollars and/or use of the Dollar sign shall be deemed to be references to the United States Dollar. All references to the word “Borrower” used herein in the singular shall be deemed to have been used in the plural where the context and construction so require and the word “Borrower” shall mean all or any one or more of parties included in the definition of “Borrower” as the context requires.

SECTION 2. THE LOAN

2.1 Term Loan.

(a) Advances. Subject to the terms and conditions of this Agreement, Lender will make, and Borrower agrees to draw, a Term Loan Advance of Twenty-Five Million Dollars ($25,000,000) on the Closing Date.

(b) Advance Request. To obtain the Term Loan Advance, Borrower shall complete, sign and deliver an Advance Request (at least one business days before the Closing Date) to Lender. Lender shall fund the Term Loan Advance in the manner requested by the Advance Request provided that each of the conditions precedent to such Term Loan Advance is satisfied as of the Closing Date.

(c) Interest. The principal balance of each Term Loan Advance shall bear interest thereon from such Advance Date at the Term Loan Interest Rate based on a year consisting of 360 days, with interest computed daily based on the actual number of days elapsed. The Term Loan Interest Rate will float and change on the day the Prime Rate changes from time to time.

(d) Payment. Borrower will pay interest on each Term Loan Advance on the first day of each month, beginning the month after the Advance Date. Borrower shall repay the aggregate Term Loan principal balance that is outstanding (i) in the event the Interest Only Period ends on July 1, 2014, in 24 equal monthly installments of principal and interest (mortgage style) beginning on July 1, 2014 or (ii) otherwise, in 30 equal monthly installments of principal and interest (mortgage style) beginning January 1, 2014 and, in either case, continuing on the first business day of each month thereafter. The entire Term Loan principal balance and all accrued but unpaid interest hereunder, shall be due and payable on Term Loan Maturity Date. Borrower shall make all payments under this Agreement without setoff, recoupment or deduction and regardless of any counterclaim or defense. Lender will initiate debit entries to the Borrower’s account as authorized on the ACH Authorization on each payment date of all periodic obligations payable to Lender under each Term Advance.

2.2 Maximum Interest. Notwithstanding any provision in this Agreement or any other Loan Document, it is the parties’ intent not to contract for, charge or receive interest at a rate that is greater than the maximum rate permissible by law that a court of competent jurisdiction shall deem applicable hereto (which under the laws of the State of California shall be deemed to be the laws relating to permissible rates of interest on commercial loans) (the “Maximum Rate”). If a court of competent jurisdiction shall finally determine that Borrower has actually paid to Lender an amount of interest in excess of the amount that would have been payable if all of the Secured Obligations had at all times borne interest at the Maximum Rate, then such excess interest actually paid by Borrower shall be applied as follows: first, to the payment of the Secured Obligations consisting of the outstanding principal; second, after all principal is repaid, to the payment of Lender’s accrued interest, costs, expenses, professional fees and any other Secured Obligations; and third, after all Secured Obligations are repaid, the excess (if any) shall be refunded to Borrower.

2.3 Default Interest. In the event any payment is not paid on the scheduled payment date, an amount equal to five percent (5%) of the past due amount shall be payable on demand. In addition, upon the occurrence and during the continuation of an Event of Default hereunder, all Secured Obligations, including principal, interest, compounded interest, and professional fees, shall bear interest at a rate per annum equal to the rate set forth in 2.1(c) plus five percent (5%) per annum. In the event any interest is not paid when due hereunder, delinquent interest shall be added to principal and shall bear interest on interest, compounded at the rate set forth in 2.1(c) or Section 2.3, as applicable.

2.4 Prepayment. At its option upon at least 7 business days prior notice to Lender, Borrower may prepay all, but not less than all, of the outstanding Advances by paying the entire principal balance, all accrued and unpaid interest, together with a prepayment charge equal to the following percentage of the Advance amount being prepaid:

if such Advance amounts are prepaid in any of the first twelve (12) months following the Closing Date, 2.00%; after twelve (12) months but prior to twenty four (24) months, 1.00%; and thereafter, 0.00% (each, a “Prepayment Charge”). Borrower agrees that the Prepayment Charge is a reasonable calculation of Lender’s lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early repayment of the Advances. Borrower shall, if required by Lender, prepay the outstanding amount of all principal and accrued interest through the prepayment date and the Prepayment Charge upon the occurrence of a Change in Control.

2.5 End of Term Charge. On the earliest to occur of (i) the Term Loan Maturity Date, (ii) the date that Borrower prepays the outstanding Secured Obligations, or (iii) the date that the Secured Obligations become due and payable, Borrower shall pay Lender a charge of eleven and one half percent (11.5%) of the Maximum Term Loan Amount. Notwithstanding the required payment date of such charge, it shall be deemed earned by Lender as of the Closing Date.

2.6 Notes. If so requested by Lender by written notice to Borrower, then Borrower shall execute and deliver to Lender (and/or, if applicable and if so specified in such notice, to any person who is an assignee of Lender pursuant to Section 10.14) (promptly after the Borrower’s receipt of such notice) a Note or Notes to evidence Lender’s Loans.

SECTION 3. SECURITY INTEREST

3.1 As security for the prompt, complete and indefeasible payment when due (whether on the payment dates or otherwise) of all the Secured Obligations, Borrower grants to Lender a security interest in all of Borrower’s right, title, and interest in and to the following personal property whether now owned or hereafter acquired (collectively, the “Collateral”): (a) Receivables; (b) Equipment; (c) Fixtures; (d) General Intangibles; (e) Inventory; (f) Investment Property; (g) Deposit Accounts; (h) Cash; (i) Goods; (j) Intellectual Property; and all other tangible and intangible personal property of Borrower whether now or hereafter owned or existing, leased, consigned by or to, or acquired by, Borrower and wherever located, and any of Borrower’s property in the possession or under the control of Lender; and, to the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing. Notwithstanding the foregoing, (1) Borrower shall not be required to grant to Lender a security interest in any equity interest of BioAmber Sarnia and (2) this Agreement shall not constitute a grant of a security interest in any License to the extent that such grant of a security interest is prohibited by, or constitutes a breach or default under or results in the termination of or requires any consent that has not been obtained (the Borrower having no obligation to seek any such consent) under, any License evidencing or giving rise to such property, in each case except to the extent that such consent requirement, or the term in such License providing for such prohibition, consent, breach, default or termination is ineffective under applicable law.

3.2 Parent shall, as security for the Secured Obligations, cause each Subsidiary Guarantor to grant to Lender a security interest in all of such Subsidiary Guarantor’s assets pursuant to such Security Documents as Lender may require. Notwithstanding the foregoing, (1) any such Subsidiary Guarantor shall not be required to grant to Lender a security interest in any equity interest of BioAmber Sarnia and (2) this Agreement shall not constitute a grant of a security interest in any License to the extent that such grant of a security interest is prohibited by, or constitutes a breach or default under or results in the termination of or requires any consent that has not been obtained (the Borrower having no obligation to seek any such consent) under, any License evidencing or giving rise to such property, in each case except to the extent that such consent requirement, or the term in such License providing for such prohibition, consent, breach, default or termination is ineffective under applicable law.

SECTION 4. CONDITIONS PRECEDENT TO LOAN

The obligations of Lender to make the Loan hereunder are subject to the satisfaction by Borrower of the following conditions:

4.1 Initial Advance. On or prior to the Closing Date, Borrower shall have delivered to Lender the following:

(a) executed originals of the Loan Documents, Account Control Agreements, a legal opinions of Parent’s and each Subsidiary Guarantor’s counsel (including foreign counsel), and all other documents and instruments reasonably required by Lender to effectuate the transactions contemplated hereby or to create and perfect the Liens of Lender with respect to all Collateral, in all cases in form and substance reasonably acceptable to Lender;

(b) certified copy of resolutions of Parent’s and each Subsidiary Guarantor’s boards of directors or board of managers, as applicable, evidencing approval of the Loan and other transactions evidenced by the Loan Documents;

(c) certified copies of the Constitutional Documents or other constituent document, as amended through the Closing Date, of Parent and each Subsidiary Guarantor;

(d) a certificate of good standing for Parent and each Subsidiary Guarantor from its state of incorporation and/or province of organization, as applicable, and similar certificates from all other jurisdictions in which it does business and where the failure to be qualified would have a Material Adverse Effect;

(e) payment of the Facility Charge and reimbursement of Lender’s current expenses reimbursable pursuant to this Agreement, which amounts may be deducted from the initial Advance;

(f) Lender shall have determined in the exercise of its sole and absolute discretion that Borrower has a fully-funded plan of financing for Sarnia Phase I; and

(g) such other documents as Lender may reasonably request.

4.2 All Advances. On each Advance Date:

(a) Lender shall have received (i) an Advance Request for the relevant Advance as required by 2.1(b), duly executed by Borrower’s Chief Executive Officer or Chief Financial Officer, and (ii) any other documents Lender may reasonably request.

(b) The representations and warranties set forth in this Agreement and in Section 5 shall be true and correct in all material respects on and as of the Advance Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(c) Borrower shall be in compliance with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and at the time of and immediately after such Advance no Event of Default shall have occurred and be continuing.

(d) Each Advance Request shall be deemed to constitute a representation and warranty by Borrower on the relevant Advance Date as to the matters specified in paragraphs (b) and (c) of this Section 4.2 and as to the matters set forth in the Advance Request.

4.3 No Default. As of the Closing Date and each Advance Date, (i) no fact or condition exists that would (or would, with the passage of time, the giving of notice, or both) constitute an Event of Default and (ii) no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF BORROWER

Borrower represents and warrants that:

5.1 Corporate Status. (a) Parent is a corporation duly organized, legally existing and in good standing under the laws of the State of Delaware, and is duly qualified as a foreign corporation in all jurisdictions in which the nature of its business or location of its properties require such qualifications and where the failure to be qualified could reasonably be expected to have a Material Adverse Effect. Parent’s present name, former names (if any), locations, place of formation, tax identification number, organizational identification number and other information are correctly set forth in Exhibit C, as may be updated by Borrower in a written notice (including any Compliance Certificate) provided to Lender after the Closing Date; (b) BioAmber France is a corporation duly organized and legally existing under the laws of the Republic of France, and is duly qualified as a foreign corporation in all jurisdictions in which the nature of its business or location of its properties require such qualifications and where the failure to be qualified could reasonably be expected to have a Material Adverse Effect. BioAmber France’s present name, former names (if any), locations, place of formation, tax identification number, organizational identification number and other information are correctly set forth in Exhibit C, as may be updated by Borrower in a written notice (including any Compliance Certificate) provided to Lender after the Closing Date; (c) BioAmber Luxembourg is a Luxembourg société à

responsabilité limitée duly organized, legally existing and in good standing under the laws of the Country of Grand Duchy of Luxembourg, and is duly qualified as a foreign corporation in all jurisdictions in which the nature of its business or location of its properties require such qualifications and where the failure to be qualified could reasonably be expected to have a Material Adverse Effect. BioAmber Luxembourg is not subject to any Insolvency Proceedings. BioAmber Luxembourg’s present corporate name, former names (if any), center of main interest as defined in the EU insolvency regulation (Council Regulation, EC n°1346/2000 of 29 May 2000 on insolvency proceedings), place of incorporation, registered office, tax identification number, Luxembourg Registre de Commerce et des Sociétés number and other information are correctly set forth in Exhibit C, as may be updated by Borrower in a written notice (including any Compliance Certificate) provided to Lender after the Closing Date; (d) Sinoven Biopolymers is a corporation duly organized, legally existing and in good standing under the laws of the State of Delaware, and is duly qualified as a foreign corporation in all jurisdictions in which the nature of its business or location of its properties require such qualifications and where the failure to be qualified could reasonably be expected to have a Material Adverse Effect. Sinoven Biopolymer’s present name, former names (if any), locations, place of formation, tax identification number, organizational identification number and other information are correctly set forth in Exhibit C, as may be updated by Borrower in a written notice (including any Compliance Certificate) provided to Lender after the Closing Date; (e) BioAmber Canada is a corporation duly organized, legally existing and in good standing under the laws of Canada, and is duly qualified as a foreign corporation in all jurisdictions in which the nature of its business or location of its properties require such qualifications and where the failure to be qualified could reasonably be expected to have a Material Adverse Effect. BioAmber Canada’s present name, former names (if any), locations, place of formation, tax identification number, organizational identification number and other information are correctly set forth in Exhibit C, as may be updated by Borrower in a written notice (including any Compliance Certificate) provided to Lender after the Closing Date; and (f) BioAmber Sarnia is a corporation duly organized, legally existing and in good standing under the laws of Canada, and is duly qualified as a foreign corporation in all jurisdictions in which the nature of its business or location of its properties require such qualifications and where the failure to be qualified could reasonably be expected to have a Material Adverse Effect. BioAmber Sarnia’s present name, former names (if any), locations, place of formation, tax identification number, organizational identification number and other information are correctly set forth in Exhibit C, as may be updated by Borrower in a written notice (including any Compliance Certificate) provided to Lender after the Closing Date.

5.2 Collateral. Borrower owns the Collateral, free of all Liens, except for Permitted Liens. Borrower has the power and authority to grant to Lender a Lien in the Collateral as security for the Secured Obligations.

5.3 Consents. Borrower’s execution, delivery and performance of this Agreement and all other Loan Documents (i) have been duly authorized by all necessary corporate action of Borrower, (ii) will not result in the creation or imposition of any Lien upon the Collateral, other than Permitted Liens and the Liens created by this Agreement and the other Loan Documents, (iii) do not violate any provisions of Borrower’s

Constitutional Documents, injunction, judgment, decree or writ to which Borrower is subject and (iv) except as described on Schedule 5.3, do not violate any contract or agreement or require the consent or approval of any other Person. The individual or individuals executing the Loan Documents are duly authorized to do so.

5.4 Material Adverse Effect. No event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing. Borrower is not aware of any event likely to occur that is reasonably expected to result in a Material Adverse Effect.

5.5 Actions Before Governmental Authorities. Except as described on Schedule 5.5, there are no actions, suits or proceedings at law or in equity or by or before any governmental authority now pending or, to the knowledge of Borrower, threatened against or affecting Borrower or its property.

5.6 Laws. Borrower is not in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any governmental authority, where such violation or default is reasonably expected to result in a Material Adverse Effect. Borrower is not in default in any manner under any provision of any agreement or instrument evidencing indebtedness, or any other material agreement to which it is a party or by which it is bound.

5.7 Information Correct and Current. No information, report, Advance Request, financial statement, exhibit or schedule furnished, by or on behalf of Borrower to Lender in connection with any Loan Document or included therein or delivered pursuant thereto contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading at the time such statement was made or deemed made. Additionally, any and all financial or business projections provided by Borrower to Lender shall be (i) provided in good faith and based on the most current data and information available to Borrower, and (ii) the most current of such projections provided to Borrower’s Board of Directors.

5.8 Tax Matters. Except as described on Schedule 5.8, (a) Borrower has filed all federal, state and local tax returns that it is required to file, (b) Borrower has duly paid or fully reserved for all taxes or installments thereof (including any interest or penalties) as and when due, which have or may become due pursuant to such returns, and (c) Borrower has paid or fully reserved for any tax assessment received by Borrower for the three (3) years preceding the Closing Date, if any (including any taxes being contested in good faith and by appropriate proceedings).

5.9 Intellectual Property Claims. Borrower is the sole owner of, or otherwise has the right to use, the Intellectual Property. Except as described on Schedule 5.9,(i) each of the material Copyrights, Trademarks and Patents is valid and enforceable, (ii) no material part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and (iii) no claim has been made to Borrower that any material part of the Intellectual Property violates the rights of any third party. Exhibit D is a true, correct and complete list of each of Borrower’s Patents, registered Trademarks, registered Copyrights, and material agreements under which Borrower licenses Intellectual Property from third parties (other than shrink-wrap software licenses), together with application or registration numbers, as applicable, owned by Borrower or any Subsidiary, in each case as of the Closing Date. Borrower is not in material breach of, nor has Borrower failed to perform any material obligations under, any of the foregoing contracts, licenses or agreements and, to Borrower’s knowledge, no third party to any such contract, license or agreement is in material breach thereof or has failed to perform any material obligations thereunder.

5.10 Intellectual Property. Except as described on Schedule 5.10, Borrower has, or in the case of any proposed business, will have, all material rights with respect to Intellectual Property necessary in the operation or conduct of Borrower’s business as currently conducted and proposed to be conducted by Borrower. Without limiting the generality of the foregoing, and in the case of Licenses, except for restrictions that are unenforceable under Division 9 of the UCC, Borrower has the right, to the extent required to operate Borrower’s business, to freely transfer, license or assign Intellectual Property without condition, restriction or payment of any kind (other than license payments in the ordinary course of business or as otherwise set forth on Schedule 5.10) to any third party, and Borrower owns or has the right to use, pursuant to valid licenses, all software development tools, library functions, compilers and all other third-party software and other items that are used in the design, development, promotion, sale, license, manufacture, import, export, use or distribution of Borrower Products.

5.11 Borrower Products. Except as described on Schedule 5.11, no Intellectual Property owned by Borrower or Borrower Product has been or is subject to any actual or, to the knowledge of Borrower, threatened litigation, proceeding (including any proceeding in the United States Patent and Trademark Office or any corresponding foreign office or agency) or outstanding decree, order, judgment, settlement agreement or stipulation that restricts in any manner Borrower’s use, transfer or licensing thereof or that may affect the validity, use or enforceability thereof. There is no decree, order, judgment, agreement, stipulation, arbitral award or other provision entered into in connection with any litigation or proceeding that obligates Borrower to grant licenses or ownership interest in any future Intellectual Property related to the operation or conduct of the business of Borrower or Borrower Products. Borrower has not received any written notice or claim, or, to the knowledge of Borrower, oral notice or claim, challenging or questioning Borrower’s ownership in any Intellectual Property (or written notice of any claim challenging or questioning the ownership in any licensed Intellectual Property of the owner thereof) or suggesting that any third party has any claim of legal or beneficial ownership with respect thereto nor, to Borrower’s knowledge, is there a reasonable basis for any such claim. To the knowledge of Borrower, after making due inquiry, neither Borrower’s use of its Intellectual Property nor the production and sale of Borrower Products infringes the Intellectual Property or other rights of others.

5.12 Financial Accounts. Exhibit E, as may be updated by the Borrower in a written notice provided to Lender after the Closing Date, is a true, correct and complete list of (a) all banks and other financial institutions at which Borrower or any Subsidiary maintains Deposit Accounts and (b) all institutions at which Borrower or any Subsidiary maintains an account holding Investment Property, and such exhibit correctly identifies the name, address and telephone number of each bank or other institution, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

5.13 Employee Loans. Borrower has no outstanding loans to any employee, officer or director of the Borrower nor has Borrower guaranteed the payment of any loan made to an employee, officer or director of the Borrower by a third party.

5.14 Capitalization and Subsidiaries. Borrower’s capitalization as of the Closing Date is set forth on Schedule 5.14 annexed hereto. Borrower does not own any stock, partnership interest or other securities of any Person, except for Permitted Investments. Attached as Schedule 5.14, as may be updated by Borrower in a written notice provided after the Closing Date, is a true, correct and complete list of each Subsidiary.

SECTION 6. INSURANCE; INDEMNIFICATION

6.1 Coverage. Borrower shall cause to be carried and maintained commercial general liability insurance, on an occurrence form, against risks customarily insured against in Borrower’s line of business. Such risks shall include the risks of bodily injury, including death, property damage, personal injury, advertising injury, and contractual liability per the terms of the indemnification agreement found in Section 6.3. Borrower must maintain a minimum of $2,000,000 of commercial general liability insurance for each occurrence. Borrower has and agrees to maintain a minimum of $2,000,000 of directors and officers’ insurance for each occurrence and $5,000,000 in the aggregate. So long as there are any Secured Obligations outstanding, Borrower shall also cause to be carried and maintained insurance upon the Collateral, insuring against all risks of physical loss or damage howsoever caused, in an amount not less than the full replacement cost of the Collateral, provided that such insurance may be subject to standard exceptions and deductibles. Borrower shall also carry and maintain a fidelity insurance policy in an amount not less than $100,000.

6.2 Certificates. Borrower shall deliver to Lender certificates of insurance that evidence Borrower’s compliance with its insurance obligations in Section 6.1 and the obligations contained in this Section 6.2. Borrower’s insurance certificate shall state Lender is an additional insured for commercial general liability, a loss payee for all risk property damage insurance, subject to the insurer’s approval, a loss payee for fidelity insurance, and a loss payee for property insurance and additional insured for liability insurance for any future insurance that Borrower may acquire from such insurer. Attached to the certificates of insurance will be additional insured endorsements for liability and lender’s loss payable endorsements for all risk property damage insurance and fidelity. All certificates of insurance will provide for a minimum of thirty (30) days advance written notice to Lender of cancellation or any other change adverse to Lender’s interests. Any failure of Lender to scrutinize such insurance certificates for compliance is not a waiver of any of Lender’s rights, all of which are reserved.

6.3 Indemnity. Borrower agrees to indemnify and hold Lender and its officers, directors, employees, agents, in-house attorneys, representatives and shareholders harmless from and against any and all claims, costs, expenses, damages and liabilities (including such claims, costs, expenses, damages and liabilities based on liability in tort, including strict liability in tort), including reasonable attorneys’ fees and disbursements and other costs of investigation or defense (including those incurred upon any appeal), that may be instituted or asserted against or incurred by Lender or any such Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents or the administration of such credit, or in connection with or arising out of the transactions contemplated hereunder and thereunder, or any actions or failures to act in connection therewith, or arising out of the disposition or utilization of the Collateral, excluding in all cases claims resulting solely from Lender’s gross negligence or willful misconduct. Borrower agrees to pay, and to save Lender harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all registration, stamp, excise, sales or other similar taxes (excluding taxes imposed on or measured by the net income of Lender) that may be payable or determined to be payable with respect to any of the Collateral or this Agreement.

SECTION 7. COVENANTS OF BORROWER

Borrower agrees as follows:

7.1 Financial Reports. Borrower shall furnish to Lender the financial statements and reports listed hereinafter (the “Financial Statements”):

(a) as soon as practicable (and in any event within 30 days) after the end of each month, unaudited interim and year-to-date financial statements as of the end of such month (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income accompanied by a report detailing any material contingencies (including the commencement of any material litigation by or against Borrower) or any other occurrence that would reasonably be expected to have a Material Adverse Effect, all certified by Borrower’s Chief Executive Officer or Chief Financial Officer to the effect that they have been prepared in accordance with GAAP, except (i) for the absence of footnotes, (ii) that they are subject to normal year end adjustments, and (iii) they do not contain certain non-cash items that are customarily included in quarterly and annual financial statements;

(b) as soon as practicable (and in any event within 45 days) after the end of each calendar quarter, unaudited interim and year-to-date financial statements as of the end of such calendar quarter (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows accompanied by a report detailing any material contingencies (including the commencement of any material litigation by or against Borrower) or any other occurrence that would reasonably be expected to have a Material Adverse Effect, certified by Borrower’s Chief Executive Officer or Chief Financial Officer to the effect that they have been prepared in accordance with GAAP, except (i) for the absence of footnotes, and (ii) that they are subject to normal year end adjustments; as well as the most recent capitalization table for Borrower, including the weighted average exercise price of employee stock options;

(c) as soon as practicable (and in any event within one hundred fifty (150) days) after the end of each fiscal year, unqualified audited financial statements as of the end of such year (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows, and setting forth in comparative form the corresponding figures for the preceding fiscal year, certified by a firm of independent certified public accountants selected by Borrower and reasonably acceptable to Lender, accompanied by any management report from such accountants;

(d) as soon as practicable (and in any event within 30 days) after the end of each month, a Compliance Certificate in the form of Exhibit F;

(e) promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports that Borrower has made available to holders of its common stock and copies of any regular, periodic and special reports or registration statements that Borrower files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or any national securities exchange; and

(f) financial and business projections promptly following their approval by Borrower’s Board of Directors, as well as budgets, operating plans and other financial information reasonably requested by Lender.

Borrower shall not (without the consent of Lender, such consent not to be unreasonably withheld or delayed), make any change in its (a) accounting policies or reporting practices, except as required by GAAP or (b) fiscal years or fiscal quarters. The fiscal year of Borrower shall end on December 31.

The executed Compliance Certificate may be sent via facsimile to Lender at (650) 473-9194 or via e-mail to bpritchard@herculestech.com. All Financial Statements required to be delivered pursuant to clauses (a), (b) and (c) shall be sent via e-mail to financialstatements@herculestech.com with a copy to bpritchard@herculestech.com provided, that if e-mail is not available or sending such Financial Statements via e-mail is not possible, they shall be sent via facsimile to Lender at: (866) 468-8916, attention Chief Credit Officer.

7.2 Management Rights. Borrower shall permit any representative that Lender authorizes, including its attorneys and accountants, to inspect the Collateral and examine and make copies and abstracts of the books of account and records of Borrower at reasonable times and upon reasonable notice during normal business hours. In addition, any such representative shall have the right to meet with management and officers of Borrower to discuss such books of account and records. In addition, Lender shall be entitled at reasonable times and intervals to consult with and advise the management and officers of Borrower concerning significant business issues affecting Borrower. Such consultations shall not unreasonably interfere with Borrower’s business operations. The parties intend that the rights granted Lender shall constitute “management rights” within the meaning of 29 C.F.R Section 2510.3-101(d)(3)(ii), but that any advice, recommendations or participation by Lender with respect to any business issues shall not be deemed to give Lender, nor be deemed an exercise by Lender of, control over Borrower’s management or policies.

7.3 Further Assurances. Borrower shall from time to time execute, deliver and file, alone or with Lender, any financing statements, security agreements, collateral assignments, notices, control agreements, or other documents to perfect or give the highest priority to Lender’s Lien on the Collateral. Borrower shall from time to time procure any instruments or documents as may be requested by Lender, and take all further action that may be necessary or desirable, or that Lender may reasonably request, to perfect and protect the Liens granted hereby and thereby. In addition, and for such purposes only, Borrower hereby authorizes Lender to execute and deliver on behalf of Borrower and to file such financing statements, collateral assignments, notices, control agreements, security agreements and other documents without the signature of Borrower either in Lender’s name or in the name of Lender as agent and attorney-in-fact for Borrower. Borrower shall protect and defend Borrower’s title to the Collateral and Lender’s Lien thereon against all Persons claiming any interest adverse to Borrower or Lender other than Permitted Liens.

7.4 Indebtedness. (a) Except as set forth in and subject to clauses (b) and (c) Borrower shall not create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness or prepay any Indebtedness or take any actions which impose on Borrower an obligation to prepay any Indebtedness, except for the conversion of Indebtedness into equity securities and the payment of cash in lieu of fractional shares in connection with such conversion; and

(b) none of BioAmber France, BioAmber Luxembourg, BioAmber Delaware and BioAmber Canada shall incur, assume, guarantee or be or remain liable with respect to any Indebtedness (i) other than for Indebtedness constituting Permitted Investments, (ii) other than an unsecured guarantee of Indebtedness of BioAmber Sarnia by BioAmber France, BioAmber Luxembourg, BioAmber Delaware and BioAmber Canada with a maximum guaranteed amount of not more than $25,000,000 on a combined basis and (iii) otherwise in an aggregate amount not to exceed $500,000 at any time.

(c) Borrower shall not permit BioAmber Sarnia to create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness in an aggregate principal amount in excess of CAD$57,500,000; provided however, that BioAmber Sarnia is otherwise permitted to create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness in an aggregate principal amount of up to CAD$57,500,000.

7.5 Collateral. Borrower shall at all times keep the Collateral and all other property and assets used in Borrower’s business or in which Borrower now or hereafter holds any interest free and clear from any legal process or Liens whatsoever (except for Permitted Liens), and shall give Lender prompt written notice of any legal process affecting the Collateral, such other property and assets, or any Liens thereon. Borrower shall cause its Subsidiaries to protect and defend such Subsidiary’s title to its assets from and against all Persons claiming any interest adverse to such Subsidiary, and Borrower shall cause its Subsidiaries at all times to keep such Subsidiary’s property and assets free and clear from any legal process or Liens whatsoever (except for Permitted Liens), and shall give Lender prompt written notice of any legal process affecting such Subsidiary’s assets. Except as set forth on Schedule 7.5, Borrower shall not agree with any Person other than Lender not to encumber its property.

7.6 Investments. Borrower shall not directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments.

7.7 Distributions. Borrower shall not, and shall not allow any Subsidiary to, (a) repurchase or redeem any class of stock or other equity interest other than pursuant to employee, director or consultant repurchase plans or other similar agreements, provided, however, in each case the repurchase or redemption price does not exceed the original consideration paid for such stock or equity interest, or (b) declare or pay any cash dividend or make a cash distribution on any class of stock or other equity interest, except that a Subsidiary may pay dividends or make distributions to Borrower, or (c) lend money to any employees, officers or directors or guarantee the payment of any such loans granted by a third party in excess of $100,000 in the aggregate or (d) waive, release or forgive any indebtedness owed by any employees, officers or directors in excess of $100,000 in the aggregate.

7.8 Transfers. Except for Permitted Transfers, Borrower shall not, and shall not permit any of Subsidiary Guarantors to, voluntarily or involuntarily transfer, sell, lease, license, lend or in any other manner convey any equitable, beneficial or legal interest in any material portion of their assets; provided however, that BioAmber France shall not be permitted to engage in any Transfer other than for (a) sales of Inventory in the normal course of business and (b) dispositions of worn-out, obsolete or surplus Equipment at fair market value in the ordinary course of business. Except for Permitted Transfers, Borrower shall not permit any Subsidiary not included in the definition of Borrower to, voluntarily or involuntarily transfer, sell, lease, license, lend or in any other manner convey any equitable, beneficial or legal interest in any material portion of their assets except for (i) non-exclusive licenses and similar arrangements for the use of Intellectual Property in the ordinary course of business and licenses that could not result in a legal transfer of title of the licensed property but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States in the ordinary course of business, or (ii) dispositions of worn-out, obsolete or surplus Equipment at fair market value in the ordinary course of business.

7.9 Mergers or Acquisitions. Borrower shall not merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of a Subsidiary into another Subsidiary or into Borrower), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person.

7.10 Taxes. Borrower and its Subsidiaries shall pay when due all taxes, fees or other charges of any nature whatsoever and in particular all stamp duty, registration and other similar taxes payable in respect of any Loan Documents (together with any related interest or penalties) now or hereafter imposed or assessed against Borrower, Lender or the Collateral or upon Borrower’s ownership, possession, use, operation or disposition thereof or upon Borrower’s rents, receipts or earnings arising therefrom. The Borrower shall pay and, within 10 business days of demand, indemnify the Lender against any cost, loss and liability, that the Lender incurs in relation to all stamp duty, registration and other similar taxes payable in respect of any Loan Documents or any Security Documents. Borrower shall file on or before the due date therefor all personal property tax returns in respect of the Collateral. Notwithstanding the foregoing, Borrower may contest, in good faith and by appropriate proceedings, taxes for which Borrower maintains adequate reserves therefor in accordance with GAAP.

7.11 Corporate Changes. Neither Borrower nor any Subsidiary shall change its corporate name, legal form or jurisdiction of formation without twenty (20) days’ prior written notice to Lender. Neither Borrower nor any Subsidiary shall relocate its chief executive office or its principal place of business unless: (i) it has provided prior written notice to Lender; and (ii) such relocation shall be within the continental United States or any other jurisdiction in which the Borrower or any Subsidiary is located on the Closing Date. Borrower shall not relocate any item of Collateral (other than (x) sales of Inventory in the ordinary course of business, (y) relocations of Equipment having an aggregate value of up to $150,000 in any fiscal year, and (z) relocations of Collateral from a location described on Exhibit C to another location described on Exhibit C) unless (i) it has provided prompt written notice to Lender, (ii) such relocation is within the continental United States, or with respect to BioAmber Canada, Canada, or as otherwise approved in writing by Lender and, (iii) if such relocation is to a third party bailee, it has delivered a bailee agreement in form and substance reasonably acceptable to Lender.

7.12 Deposit Accounts. Neither Borrower nor any Subsidiary Guarantor shall maintain any Deposit Accounts, or accounts holding Investment Property, except with respect to which Lender has an Account Control Agreement.

7.13 Subsidiaries. Borrower shall notify Lender of each Subsidiary formed subsequent to the Closing Date and, within 15 days of formation, shall cause any such Subsidiary to execute and deliver to Lender a Joinder Agreement.

7.14 Minimum Cash. (a) So long as the Secured Obligations are outstanding, Parent shall, as of any date, have a minimum of Ten Million Dollars ($10,000,000) of unrestricted, unencumbered cash in one or more Deposit Accounts subject to an Account Control Agreement in favor of Lender; and (b) if the Borrower makes any Investment in BioAmber Luxembourg of more than (i) $15,000,000 in any calendar quarter of Parent’s 2013 financial year (or $45,000,000 on a combined basis as permitted under clause (x)(1)(A) of the definition of Permitted Investment), or (ii) more than $50,000,000 in the aggregate during the term of this Agreement, Parent shall, until December 31, 2014, maintain in one or more Deposit Accounts subject, in each case, to an Account Control Agreement, unrestricted and unencumbered cash in an amount of not less than the lesser of (A) $20,000,000 and (B) the then outstanding principal balance of the Term Loan.

7.15 Sarnia Phase II Funding. Until Sarnia Phase II has been fully funded (as a result of Borrower raising capital or otherwise) as determined by Lender in the exercise of its reasonable discretion, Borrower shall contribute no capital expenditures, assets or property related to, or otherwise connected with, Sarnia Phase II until the Secured Obligations have been paid in full.

7.16 Borrower shall cause Sarnia Phase I to be mechanically completed and with the capacity of at least 30,000 metric tons of bio-succinic acid by not later than December 31, 2014, as determined by Lender in the exercise of its reasonable discretion.

7.17 Borrower shall use its reasonable efforts to, not later than 90 days after the Closing Date cause (a) BioAmber Luxembourg to deliver a first priority pledge of its equity interest in BioAmber Sarnia pursuant to pledge documents in form and substance satisfactory to Lender and (b) BioAmber Sarnia to deliver a second priority mortgage, and related title documentation, including without limitation, title insurance, survey, environmental survey with respect to Sarnia Phase I and all related properties, and security interest in and to its personal property assets, each in form and substance satisfactory to Lender. For the avoidance of doubt, there shall be no breach of this Section 7.17 so long as Borrower has used its reasonable efforts to cause the items required by this Section 7.17 to be delivered, regardless of whether or not such items are actually delivered.

7.18 Borrower shall not permit AmberWorks to at any time have assets in excess of $2,000,000.

7.19 Borrower shall deliver, or cause to be delivered: (a) not later than three (3) Business Days after the Closing Date, Account Control Agreements over the Specified Accounts; (b) not later than 15 Business Days after the Closing Date, Joinder Agreements and Security Documents executed by each of Sineven Biopolymers, BioAmber Delaware, BioAmber Luxembourg, BioAmber France and BioAmber Canada in form and substance satisfactory to Lender and covering the assets of Sineven Biopolymers, BioAmber Delaware, BioAmber Luxembourg, BioAmber France and BioAmber Canada, accompanied by such opinions of counsel that Lender may reasonably request; (c) not later than June 28, 2013, the California legal opinion of Goodwin Proctor LLP in form and substance satisfactory to Lender; and (d) such other documentation as Lender may reasonably require in connection with any of the foregoing in order to effectuate the intent of this Agreement and the other Loan Documents, including, any and all certificates, resolutions, corporate showings, filings, recordations, deeds, instruments and any other deliverables reasonably requested by Lender.

7.20 Borrower shall maintain the proceeds of the Advance in a Deposit Account subject to an Account Control Agreement, and may not transfer the proceeds of the Advance from a Deposit Account subject to an Account Control Agreement to a Deposit Account or Investment account or otherwise not subject to an Account Control Agreement without the prior written consent of Lender.

SECTION 8. EVENTS OF DEFAULT

The occurrence of any one or more of the following events shall be an Event of Default:

8.1 Payments. Borrower fails to pay any amount due under this Agreement or any of the other Loan Documents on the due date; provided however, that an Event of Default shall not occur on account of a failure to pay due solely to an administrative or operational error of Lender if Borrower had the funds to make the payment when due and makes the payment the Business Day following Borrower’s knowledge of such failure to pay; or

8.2 Covenants. Borrower breaches or defaults in the performance of any covenant or Secured Obligation under this Agreement, or any of the other Loan Documents, and (a) with respect to a default under any covenant under this Agreement (other than under Sections 6, 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, 7.14, 7.15, 7.16, 7.17, 7.18, 7.19 or 7.20) such default continues for more than fifteen (15) days after the earlier of the date on which (i) Lender has given notice of such default to Borrower and (ii) Borrower has actual knowledge of such default or (b) with respect to a default under any of Sections 6, 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, 7.14, 7.15, 7.16, 7.17, 7.18, 7.19 or 7.20, the occurrence of such default; or

8.3 Material Adverse Effect. A circumstance has occurred that would reasonably be expected to have a Material Adverse Effect; or

8.4 Other Loan Documents. The occurrence of any default under any Loan Document or any other agreement between Borrower and Lender and such default continues for more than fifteen (15) days after the earlier of (a) Lender has given notice of such default to Borrower, or (b) Borrower has actual knowledge of such default; or

8.5 Representations. Any representation or warranty made by Borrower in any Loan Document shall have been false or misleading in any material respect; or

8.6 Insolvency. Borrower (A) (i) shall make an assignment for the benefit of creditors; or (ii) shall be unable to pay its debts as they become due, or be unable to pay or perform under the Loan Documents, or shall become insolvent; or (iii) shall file a voluntary petition in bankruptcy; or (iv) shall file any petition, answer, or document seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation pertinent to such circumstances; or (v) shall seek or consent to or acquiesce in the appointment of any trustee, receiver, or liquidator of Borrower or of all or any substantial part (i.e., 33-1/3% or more) of the assets or property of Borrower; or (vi) shall cease operations of its business as its business has normally been conducted, or terminate substantially all of its employees; or (vii) Borrower or its directors or majority shareholders shall take any action initiating any of the foregoing actions described in clauses (i) through (vi); or (B) either (i) thirty (30) days shall have expired after the commencement of an involuntary action against Borrower seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, without such action being dismissed or all orders or proceedings thereunder affecting the operations or the business of Borrower being stayed; or (ii) a stay of any such order or proceedings shall thereafter be set aside and the action setting it aside shall not be timely appealed; or (iii) Borrower shall file any answer admitting or not contesting the material allegations of a petition filed against Borrower in any such proceedings; or (iv) the court in which such proceedings are pending shall enter a decree or order granting the relief sought in any such proceedings; or (v) thirty (30) days shall have expired after the appointment, without the consent or acquiescence of Borrower, of any trustee, receiver or liquidator of Borrower or of all or any substantial part of the properties of Borrower without such appointment being vacated or (C) any Insolvency Proceedings against the Borrower; or

8.7 Attachments; Judgments. Any portion of Borrower’s assets is attached or seized, or a levy is filed against any such assets, or a judgment or judgments is/are entered for the payment of money, individually or in the aggregate, of at least $500,000, or Borrower is enjoined or in any way prevented by court order from conducting any part of its business; or

8.8 Other Obligations. The occurrence of any default under any agreement or obligation of Borrower involving any Indebtedness in excess of $50,000, or the occurrence of any default under any agreement or obligation of Borrower that could reasonably be expected to have a Material Adverse Effect.

SECTION 9. REMEDIES

9.1 General. Upon and during the continuance of any one or more Events of Default, (i) Lender may, at its option, accelerate and demand payment of all or any part of the Secured Obligations together with a Prepayment Charge and declare them to be immediately due and payable (provided, that upon the occurrence of an Event of Default of the type described in Section 8.6, all of the Secured Obligations shall automatically be accelerated and made due and payable, in each case without any further notice or act), and (ii) Lender may notify any of Borrower’s account debtors to make payment directly to Lender, compromise the amount of any such account on Borrower’s behalf and endorse Lender’s name without recourse on any such payment for deposit directly to Lender’s account. Lender may exercise all rights and remedies with respect to the Collateral under the Loan Documents or otherwise available to it under the UCC and other applicable law, including the right to release, hold, sell, lease, liquidate, collect, realize upon, or otherwise dispose of all or any part of the Collateral and the right to occupy, utilize, process and commingle the Collateral. All Lender’s rights and remedies shall be cumulative and not exclusive.

9.2 Collection; Foreclosure. Upon the occurrence and during the continuance of any Event of Default, Lender may, at any time or from time to time, apply, collect, liquidate, sell in one or more sales, lease or otherwise dispose of, any or all of the Collateral, in its then condition or following any commercially reasonable preparation or processing, in such order as Lender may elect. Any such sale may be made either at public or private sale at its place of business or elsewhere. Borrower agrees that any such public or private sale may occur upon ten (10) calendar days’ prior written notice to Borrower.

Lender may require Borrower to assemble the Collateral and make it available to Lender at a place designated by Lender that is reasonably convenient to Lender and Borrower. The proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be applied by Lender in the following order of priorities:

First, to Lender in an amount sufficient to pay in full Lender’s costs and professionals’ and advisors’ fees and expenses as described in Section 10.12;

Second, to Lender in an amount equal to the then unpaid amount of the Secured Obligations (including principal, interest, and the Default Rate interest), in such order and priority as Lender may choose in its sole discretion; and

Finally, after the full, final, and indefeasible payment in Cash of all of the Secured Obligations, to any creditor holding a junior Lien on the Collateral, or to Borrower or its representatives or as a court of competent jurisdiction may direct.

Lender shall be deemed to have acted reasonably in the custody, preservation and disposition of any of the Collateral if it complies with the obligations of a secured party under the UCC.

9.3 No Waiver. Lender shall be under no obligation to marshal any of the Collateral for the benefit of Borrower or any other Person, and Borrower expressly waives all rights, if any, to require Lender to marshal any Collateral.

9.4 Cumulative Remedies. The rights, powers and remedies of Lender hereunder shall be in addition to all rights, powers and remedies given by statute or rule of law and are cumulative. The exercise of any one or more of the rights, powers and remedies provided herein shall not be construed as a waiver of or election of remedies with respect to any other rights, powers and remedies of Lender.

SECTION 10. MISCELLANEOUS

10.1 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective only to the extent and duration of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

10.2 Notice. Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication (including the delivery of Financial Statements) that is required, contemplated, or permitted under the Loan Documents or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (i) the day of transmission by facsimile or hand delivery or delivery by an overnight express service or overnight mail delivery service; or (ii) the third calendar day after deposit in the United States mails, with proper first class postage prepaid, in each case addressed to the party to be notified as follows:

(a)	If to Lender:

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

Legal Department

Attention: Chief Legal Officer and

400 Hamilton Avenue, Suite 310

Palo Alto, CA 94301

Facsimile : 650-473-9194

Telephone: 650-289-3060

(b)	If to Borrower:

BioAmber Inc.

3850 Annapolis Ln N Suite 180

Plymouth, MN 55447

Attention: Chief Financial Officer

Facsimile:

Telephone:

With a copy to :

Mr. Thomas Desbiens, Esq.

Boivin Desbiens Senécal Letendre LLP

2000, McGill College, Suite 2000

Montreal, Quebec, Canada, H3A 3H3

Facsimile : 514-844-5836

Telephone: 514-844-5468

or to such other address as each party may designate for itself by like notice.

10.3 Entire Agreement; Amendments. This Agreement and the other Loan Documents constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof, and supersede and replace in their entirety any prior proposals, term sheets, non-disclosure or confidentiality agreements, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof or thereof (including Lender’s revised proposal letter dated May 6, 2013). None of the terms of this Agreement or any of the other Loan Documents may be amended except by an instrument executed by each of the parties hereto. Each document, instrument, financial statement, report, notice or other communication delivered in connection with this Agreement shall be in English or accompanied by an English translation thereof. This Agreement and the Loan Documents have been prepared and signed in English and the parties hereto agree that the English version hereof and thereof (to the maximum extent permitted by applicable law) shall be the only version valid for the purpose of the interpretation and construction hereof and thereof notwithstanding the preparation of any translation into another language hereof or thereof, whether official or otherwise or whether prepared in relation to any proceedings which may be brought in France, Luxembourg or any other jurisdiction in respect hereof or thereof.

10.4 Guaranty; Waivers.

(a) Guaranty. Each Subsidiary Guarantor unconditionally and irrevocably guarantees to Lender the full and prompt payment when due (whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise) and performance of the Secured Obligations (the “Guaranteed Obligations”). The Guaranteed Obligations include interest that, but for a proceeding under any Insolvency Proceeding, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Borrower for such interest in any such proceeding.

(b) Separate Obligation. Each Subsidiary Guarantor acknowledges and agrees that: (i) the Guaranteed Obligations are separate and distinct from any Indebtedness arising under or in connection with any other document, including under any provision of this Agreement other than this Section 10.4, executed at any time by such Subsidiary Guarantor in favor of Lender; and (ii) such Subsidiary Guarantor shall pay and perform all of the Guaranteed Obligations as required under this Section 10.4, and Lender may enforce any and all of their respective rights and remedies hereunder, without regard to any other document, including any provision of this Agreement other than this Section 10.4, at any time executed by such Subsidiary Guarantor in favor of Lender, irrespective of whether any such other document, or any provision thereof or hereof, shall for any reason become unenforceable or any of the Indebtedness thereunder shall have been discharged, whether by performance, avoidance or otherwise. Each Subsidiary Guarantor acknowledges that, in providing benefits to Borrower, Lender is relying upon the enforceability of this Section 10.4 and the Guaranteed Obligations as separate and distinct Indebtedness of such Subsidiary Guarantor, and each Subsidiary Guarantor agrees that Lender would be denied the full benefit of its bargain if at any time this Section 10.4 or the Guaranteed Obligations were treated any differently. The fact that the guaranty is set forth in this Agreement rather than in a separate guaranty document is for the convenience of Borrower and Subsidiary Guarantors and shall in no way impair or adversely affect the rights or benefits of Lender under this Section 10.4. Each Subsidiary Guarantor agrees to execute and deliver a separate document, immediately upon request at any time of Lender, evidencing such Subsidiary Guarantor’s obligations under this Section 10.4. Upon the occurrence of any Event of Default, a separate action or actions may be brought against such Subsidiary Guarantor, whether or not Borrower, any other Subsidiary Guarantor or any other Person is joined therein or a separate action or actions are brought against Borrower, any such other Subsidiary Guarantor or any such other Person.

(c) Limitation of Guaranty. To the extent that any court of competent jurisdiction shall impose by final judgment under applicable Laws (including sections 544 and 548 of the Bankruptcy Code) any limitations on the amount of any Subsidiary Guarantor’s liability with respect to the Guaranteed Obligations that Lender can enforce under this Section 10.4, Lender by their acceptance hereof accept such limitation on the amount of such Subsidiary Guarantor’s liability hereunder to the extent needed to make this Section 10.4 fully enforceable and nonavoidable.

(d) Liability of Subsidiary Guarantors. The liability of any Subsidiary Guarantor under this Section 10.4 shall be irrevocable, absolute, independent and unconditional, and shall not be affected by any circumstance that might constitute a discharge of a surety or guarantor other than the indefeasible payment and performance in full of all Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Subsidiary Guarantor agrees as follows:

(i) such Subsidiary Guarantor’s liability hereunder shall be the immediate, direct, and primary obligation of such Subsidiary Guarantor and shall not be contingent upon Lender’s exercise or enforcement of any remedy it may have against Borrower or any other Person, or against any collateral or other security for any Guaranteed Obligations;

(ii) this Guaranty is a guaranty of payment when due and not merely of collectibility;

(iii) Lender may enforce this Section 10.4 upon the occurrence of an Event of Default notwithstanding the existence of any dispute among Lender, on the one hand, and Borrower or any other Person, on the other hand, with respect to the existence of such Event of Default;

(iv) such Subsidiary Guarantor’s payment of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge such Subsidiary Guarantor’s liability for any portion of the Guaranteed Obligations remaining unsatisfied; and

(v) such Subsidiary Guarantor’s liability with respect to the Guaranteed Obligations shall remain in full force and effect without regard to, and shall not be impaired or affected by, nor shall such Subsidiary Guarantor be exonerated or discharged by, any of the following events:

(A) any proceeding under any Insolvency Proceeding;

(B) any limitation, discharge, or cessation of the liability of Borrower or any other Person for any Guaranteed Obligations due to any statute, regulation or rule of law, or any invalidity or unenforceability in whole or in part of any of the Guaranteed Obligations or the Loan Documents;

(C) any merger, acquisition, consolidation or change in structure of Borrower or any Subsidiary Guarantor or any other guarantor or Person, or any sale, lease, transfer or other disposition of any or all of the assets or shares of Borrower or any other Person;

(D) any assignment or other transfer, in whole or in part, of Lender’s interests in and rights under this Agreement (including this Section 10.4) or the other Loan Documents;

(E) any claim, defense, counterclaim or setoff, other than that of prior performance, that Borrower, such Subsidiary Guarantor, any other Guarantor or any other Person may have or assert, including any defense of incapacity or lack of corporate or other authority to execute any of the Loan Documents;

(F) Lender’s amendment, modification, renewal, extension, cancellation or surrender of any Loan Document or any Guaranteed Obligations;

(G) Lender’s exercise or non exercise of any power, right or remedy with respect to any Guaranteed Obligations or any collateral;

(H) Lender’s vote, claim, distribution, election, acceptance, action or inaction in any proceeding under any Bankruptcy Law; or

(I) any other guaranty, whether by such Subsidiary Guarantor or any other Person, of all or any part of the Guaranteed Obligations or any other indebtedness, obligations or liabilities of Borrower to Lender.

(e) Consents of Subsidiary Guarantors. Each Subsidiary Guarantor hereby unconditionally consents and agrees that, without notice to or further assent from such Subsidiary Guarantor:

(i) the principal amount of the Guaranteed Obligations may be increased or decreased and additional indebtedness or obligations of Borrower under the Loan Documents may be incurred and the time, manner, place or terms of any payment under any Loan Document may be extended or changed, by one or more amendments, modifications, renewals or extensions of any Loan Document or otherwise;

(ii) the time for Borrower’s (or any other Person’s) performance of or compliance with any term, covenant or agreement on its part to be performed or observed under any Loan Document may be extended, or such performance or compliance waived, or failure in or departure from such performance or compliance consented to, all in such manner and upon such terms as Lender (as applicable under the relevant Loan Documents) may deem proper;

(iii) Lender may request and accept other guaranties and may take and hold security as collateral for the Guaranteed Obligations, and may, from time to time, in whole or in part, exchange, sell, surrender, release, subordinate, modify, waive, rescind, compromise or extend such other guaranties or security and may permit or consent to any such action or the result of any such action, and may apply such security and direct the order or manner of sale thereof; and

(iv) Lender may exercise, or waive or otherwise refrain from exercising, any other right, remedy, power or privilege even if the exercise thereof affects or eliminates any right of subrogation or any other right of such Subsidiary Guarantor against Borrower.

(f) Subsidiary Guarantor’s Waivers. Each Subsidiary Guarantor waives and agrees not to assert:

(i) any right to require Lender to proceed against Borrower, any other Guarantor or any other Person, or to pursue any other right, remedy, power or privilege of Lender whatsoever;

(ii) the defense of the statute of limitations in any action hereunder or for the collection or performance of the Guaranteed Obligations;

(iii) any defense arising by reason of any lack of corporate or other authority or any other defense of Borrower, such Guarantor or any other Person;

(iv) any defense based upon Lender’s errors or omissions in the administration of the Guaranteed Obligations;

(v) any rights to set offs and counterclaims;

(vi) without limiting the generality of the foregoing, to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by applicable Laws limiting the liability of or exonerating guarantors or sureties, or that may conflict with the terms of this Section 10.4; and

(vii) any and all notice of the acceptance of this guaranty, and any and all notice of the creation, renewal, modification, extension or accrual of the Guaranteed Obligations, or the reliance by Lender upon this Guaranty, or the exercise of any right, power or privilege hereunder. The Guaranteed Obligations shall conclusively be deemed to have been created, contracted, incurred and permitted to exist in reliance upon this Guaranty. Each Subsidiary Guarantor waives promptness, diligence, presentment, protest, demand for payment, notice of default, dishonor or nonpayment and all other notices to or upon Borrower, each Guarantor or any other Person with respect to the Guaranteed Obligations.

(g) Financial Condition of Borrower. No Subsidiary Guarantor shall have any right to require Lender to obtain or disclose any information with respect to: the financial condition or character of Borrower or the ability of Borrower to pay and perform the Guaranteed Obligations; the Guaranteed Obligations; any collateral or other security for any or all of the Guaranteed Obligations; the existence or nonexistence of any other guarantees of all or any part of the Guaranteed Obligations; any action or inaction on the part of Lender or any other Person; or any other matter, fact or occurrence whatsoever. Each Subsidiary Guarantor hereby acknowledges that it has undertaken its own independent investigation of the financial condition of Borrower and all other matters pertaining to this Guaranty and further acknowledges that it is not relying in any manner upon any representation or statement of Lender with respect thereto.

(h) Subrogation. Until the Guaranteed Obligations shall be satisfied in full and the Aggregate Commitments shall be terminated, each Subsidiary Guarantor shall not have, and shall not directly or indirectly exercise: (i) any rights that it may acquire by way of subrogation under this Section 10.4, by any payment hereunder or otherwise; (ii) any rights of contribution, indemnification, reimbursement or similar suretyship claims arising out of this Section 10.4; or (iii) any other right that it might otherwise have or acquire (in any way whatsoever) that could entitle it at any time to share or participate in any right, remedy or security of Lender as against any Borrower or other Guarantors or any other Person, whether in connection with this Section 10.4, any of the other Loan Documents or otherwise. If any amount shall be paid to any Subsidiary Guarantor on account of the foregoing rights at any time when all the Guaranteed Obligations shall not have been paid in full, such amount shall be held in trust for the benefit of Lender and shall forthwith be paid to Lender to be credited and applied to the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Loan Documents.

(i) Subordination. All payments on account of all indebtedness, liabilities and other obligations of Borrower to any Subsidiary Guarantor, whether now existing or hereafter arising, and whether due or to become due, absolute or contingent, liquidated or unliquidated, determined or undetermined (the “Subsidiary Guarantor Subordinated Indebtedness”) shall be subject, subordinate and junior in right of payment and exercise of remedies, to the extent and in the manner set forth herein, to the prior payment in full in cash or cash equivalents of the Guaranteed Obligations. As long as any of the Guaranteed Obligations (other than unasserted contingent indemnification obligations) shall remain outstanding and unpaid, each Subsidiary Guarantor shall not accept or receive any payment or distribution by or on behalf of Borrower or any other Subsidiary Guarantor, directly or indirectly, or assets of Borrower or any other Subsidiary Guarantor, of any kind or character, whether in cash, property or securities, including on account of the purchase, redemption or other acquisition of Subsidiary Guarantor Subordinated Indebtedness, as a result of any collection, sale or other disposition of collateral, or by setoff, exchange or in any other manner, for or on account of the Subsidiary Guarantor Subordinated Indebtedness (“Subsidiary Guarantor Subordinated Indebtedness Payments”), except that, so long as an Event of Default does not then exist, any Subsidiary Guarantor shall be entitled to accept and receive payments on its Subsidiary Guarantor Subordinated Indebtedness, in accordance with past business practices of such Subsidiary Guarantor and Borrower (or any other applicable Subsidiary Guarantor) and not in contravention of any Law or the terms of the Loan Documents.

If any Subsidiary Guarantor Subordinated Indebtedness Payments shall be received in contravention of this Section 10.4, such Subsidiary Guarantor Subordinated Indebtedness Payments shall be held in trust for the benefit of Lender and shall be paid over or delivered to Lender for application to the payment in full in cash or cash equivalents of all Guaranteed Obligations remaining unpaid to the extent necessary to give effect to this Section 10.4 after giving effect to any concurrent payments or distributions to Lender in respect of the Guaranteed Obligations.

(j) Continuing Guaranty. This Guaranty is a continuing guaranty and agreement of subordination and shall continue in effect and be binding upon each Subsidiary Guarantor until termination of the Aggregate Commitments and payment and performance in full of the Guaranteed Obligations, including Guaranteed Obligations which may exist continuously or which may arise from time to time under successive transactions, and each Subsidiary Guarantor expressly acknowledges that this guaranty shall remain in full force and effect notwithstanding that there may be periods in which no Guaranteed

Obligations exist. This Guaranty shall continue in effect and be binding upon each Subsidiary Guarantor until actual receipt by Lender of written notice from such Subsidiary Guarantor of its intention to discontinue this Guaranty as to future transactions (which notice shall not be effective until noon on the day that is five Business Days following such receipt); provided that no revocation or termination of this guaranty shall affect in any way any rights of Lender hereunder with respect to any Guaranteed Obligations arising or outstanding on the date of receipt of such notice, including any subsequent continuation, extension, or renewal thereof, or change in the terms or conditions thereof, or any Guaranteed Obligations made or created after such date to the extent made or created pursuant to a legally binding commitment of Lender in existence as of the date of such revocation (collectively, “Existing Guaranteed Obligations”), and the sole effect of such notice shall be to exclude from this Guaranty Guaranteed Obligations thereafter arising which are unconnected to any Existing Guaranteed Obligations.

(k) Reinstatement. This Guaranty shall continue to be effective or shall be reinstated and revived, as the case may be, if, for any reason, any payment of the Guaranteed Obligations by or on behalf of Borrower (or receipt of any proceeds of collateral) shall be rescinded, invalidated, declared to be fraudulent or preferential, set aside, voided or otherwise required to be repaid to Borrower, its estate, trustee, receiver or any other Person (including under any Bankruptcy Law), or must otherwise be restored by Lender, whether as a result of proceedings under any bankruptcy law or otherwise. All losses, damages, costs and expenses that Lender may suffer or incur as a result of any voided or otherwise set aside payments shall be specifically covered by the indemnity in favor of Lender contained in Section 10.04.

(l) Substantial Benefits. The Advances provided to or for the benefit of Borrower hereunder by Lender have been and are to be contemporaneously used for the benefit of Borrower and each Subsidiary Guarantor and their respective Subsidiaries. It is the position, intent and expectation of the parties that Borrower and each Subsidiary Guarantor have derived and will derive significant and substantial benefits from the Term Loan Advances to be made available by Lender under the Loan Documents. Each Subsidiary Guarantor has received at least “reasonably equivalent value” (as such phrase is used in Section 548 of the Bankruptcy Code and in comparable provisions of other applicable Laws) and more than sufficient consideration to support its obligations hereunder in respect of the Guaranteed Obligations. Immediately prior to and after and giving effect to the incurrence of each Subsidiary Guarantor’s obligations under this Guaranty, such Subsidiary Guarantor will be solvent and will not be subject to any Insolvency Proceedings nor meet the conditions to be subject to any Insolvency Proceedings.

(m) KNOWING AND EXPLICIT WAIVERS. EACH SUBSIDIARY GUARANTOR ACKNOWLEDGES THAT IT EITHER HAS OBTAINED THE ADVICE OF LEGAL COUNSEL OR HAS HAD THE OPPORTUNITY TO OBTAIN SUCH ADVICE IN CONNECTION WITH THE TERMS AND PROVISIONS OF THIS SECTION 10.4. EACH SUBSIDIARY GUARANTOR ACKNOWLEDGES AND AGREES THAT EACH OF THE WAIVERS AND CONSENTS SET FORTH HEREIN

IS MADE WITH FULL KNOWLEDGE OF ITS SIGNIFICANCE AND CONSEQUENCES, THAT ALL SUCH WAIVERS AND CONSENTS HEREIN ARE EXPLICIT AND KNOWING AND THAT EACH SUBSIDIARY GUARANTOR EXPECTS SUCH WAIVERS AND CONSENTS TO BE FULLY ENFORCEABLE.

If, while any Subsidiary Guarantor Subordinated Indebtedness is outstanding, any proceeding under any Bankruptcy Law is commenced by or against Borrower or its property, Lender, when so instructed by Lender, is hereby irrevocably authorized and empowered (in the name of Borrower or in the name of any Subsidiary Guarantor or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution in respect of all Subsidiary Guarantor Subordinated Indebtedness and give acquittances therefor and to file claims and proofs of claim and take such other action (including voting the Subsidiary Guarantor Subordinated Indebtedness) as it may deem necessary or advisable for the exercise or enforcement of any of the rights or interests of Lender; and each Subsidiary Guarantor shall promptly take such action as Lender may reasonably request: (A) to collect the Subsidiary Guarantor Subordinated Indebtedness for the account of the Borrower and any Subsidiary Guarantor and to file appropriate claims or proofs of claim in respect of the Subsidiary Guarantor Subordinated Indebtedness; (B) to execute and deliver to Lender such powers of attorney, assignments and other instruments as it may request to enable it to enforce any and all claims with respect to the Subsidiary Guarantor Subordinated Indebtedness; and (C) to collect and receive any and all Subsidiary Guarantor Subordinated Indebtedness Payments.

(n) Any payment on account of an amount that is payable hereunder or under any other Loan Document must be made in United States Dollars.

(o) Each Subsidiary Guarantor that is organized outside of the United States shall, at the request of Lender, appoint Corporation Service Company, or other agent reasonably acceptable to Lender, as its agent for the purpose of accepting service of any process in the United States. Each such Subsidiary Guarantor agrees that such service upon receipt by Corporation Service Company or other designated agent (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it.

10.5 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

10.6 No Waiver. The powers conferred upon Lender by this Agreement are solely to protect its rights hereunder and under the other Loan Documents and its interest in the Collateral and shall not impose any duty upon Lender to exercise any such powers. No omission or delay by Lender at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by Borrower at any time designated, shall be a waiver of any such right or remedy to which Lender is entitled, nor shall it in any way affect the right of Lender to enforce such provisions thereafter.

10.7 Survival. All agreements, representations and warranties contained in this Agreement and the other Loan Documents or in any document delivered pursuant hereto or thereto shall be for the benefit of Lender and shall survive the execution and delivery of this Agreement and the expiration or other termination of this Agreement.

10.8 Successors and Assigns. The provisions of this Agreement and the other Loan Documents shall inure to the benefit of and be binding on Borrower and its permitted assigns (if any). Borrower shall not assign its obligations under this Agreement or any of the other Loan Documents without Lender’s express prior written consent, and any such attempted assignment shall be void and of no effect. Lender may assign, transfer, or endorse its rights hereunder and under the other Loan Documents without prior notice to Borrower, and all of such rights shall inure to the benefit of Lender’s successors and assigns. The Lender and BioAmber Luxembourg as well as each Luxembourg companies party to Loan Documents hereby expressly accept and confirm, for the purposes of article 1278 of the Luxembourg civil code, that notwithstanding any assignment, transfer and/or novation permitted under, and made in accordance with the provisions of this Agreement, any Security Document given in connection with this Agreement shall be preserved for the benefit of any new Lender.

10.9 Governing Law. This Agreement and the other Loan Documents have been negotiated and delivered to Lender in the State of California, and shall have been accepted by Lender in the State of California. Payment to Lender by Borrower of the Secured Obligations is due in the State of California. This Agreement and the other Loan Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

10.10 Consent to Jurisdiction and Venue. All judicial proceedings (to the extent that the reference requirement of Section 10.9 is not applicable) arising in or under or related to this Agreement or any of the other Loan Documents may be brought in any state or federal court located in the State of California. By execution and delivery of this Agreement, each party hereto generally and unconditionally: (a) consents to nonexclusive personal jurisdiction in Santa Clara County, State of California; (b) waives any objection as to jurisdiction or venue in Santa Clara County, State of California; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement or the other Loan Documents. Service of process on any party hereto in any action arising out of or relating to this Agreement shall be effective if given in accordance with the requirements for notice set forth in Section 10.2, and shall be deemed effective and received as set forth in Section 10.2. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.

10.11 Mutual Waiver of Jury Trial / Judicial Reference.

(a) Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws. EACH OF BORROWER AND LENDER SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY BORROWER AGAINST LENDER OR ITS ASSIGNEE OR BY LENDER OR ITS ASSIGNEE AGAINST BORROWER. This waiver extends to all such Claims, including Claims that involve Persons other than Borrower and Lender; Claims that arise out of or are in any way connected to the relationship between Borrower and Lender; and any Claims for damages, breach of contract, tort, specific performance, or any equitable or legal relief of any kind, arising out of this Agreement, any other Loan Document.

(b) If the waiver of jury trial set forth in Section 10.11(a) is ineffective or unenforceable, the parties agree that all Claims shall be resolved by reference to a private judge sitting without a jury, pursuant to Code of Civil Procedure Section 638, before a mutually acceptable referee or, if the parties cannot agree, a referee selected by the Presiding Judge of the Santa Clara County, California. Such proceeding shall be conducted in Santa Clara County, California, with California rules of evidence and discovery applicable to such proceeding.

(c) In the event Claims are to be resolved by judicial reference, either party may seek from a court identified in Section 10.10, any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by law notwithstanding that all Claims are otherwise subject to resolution by judicial reference.

10.12 Professional Fees. Borrower promises to pay Lender’s fees and expenses necessary to finalize the loan documentation and in connection with Borrower’s all post-closing documentation requirements, including but not limited to reasonable attorneys fees, UCC searches, filing costs, and other miscellaneous expenses. If Borrower draws $25,000,000 on or before June 27, 2013, Lender agrees to apply in its entirety the previously received commitment charge of $75,000 against the fees and expenses due at closing. In addition, Borrower promises to pay any and all reasonable attorneys’ and other professionals’ fees and expenses (including fees and expenses of in-house counsel) incurred by Lender after the Closing Date in connection with or related to: (a) the Loan; (b) the administration, collection, or enforcement of the Loan; (c) the amendment or modification of the Loan Documents; (d) any waiver, consent, release, or termination under the Loan Documents; (e) the protection, preservation, sale, lease, liquidation, or disposition of Collateral or the exercise of remedies with respect to the Collateral; (f) any legal, litigation, administrative, arbitration, or out of court proceeding in connection with or related to Borrower or the Collateral, and any appeal or review thereof; and (g) any bankruptcy, restructuring, reorganization, assignment for the benefit of creditors, workout, foreclosure, or other action related to Borrower, the Collateral, the Loan Documents, including representing Lender in any adversary proceeding or contested matter commenced or continued by or on behalf of Borrower’s estate, and any appeal or review thereof.

10.13 Confidentiality. Lender acknowledges that certain items of Collateral and information provided to Lender by Borrower are confidential and proprietary information of Borrower, if and to the extent such information either (x) is marked as confidential by Borrower at the time of disclosure, or (y) should reasonably be understood to be confidential (the “Confidential Information”). Accordingly, Lender agrees that any Confidential Information it may obtain in the course of acquiring, administering, or perfecting Lender’s security interest in the Collateral shall not be disclosed to any other person or entity in any manner whatsoever nor used for any purpose other than in connection with the transactions contemplated by this Agreement, in whole or in part, without the prior written consent of Borrower for the duration of this Agreement and for a period of six (6) months thereafter, except that Lender may disclose any such information: (a) to its own directors, officers, employees, accountants, counsel and other professional advisors and to its affiliates if Lender in its sole discretion determines that any such party should have access to such information in connection with such party’s responsibilities in connection with the Loan or this Agreement and, provided that such recipient of such Confidential Information either (i) agrees to be bound by the confidentiality provisions of this paragraph or (ii) is otherwise subject to confidentiality restrictions that reasonably protect against the disclosure of Confidential Information substantially similar to the terms set forth herein; (b) if such information is generally available to the public without any breach by Lender of its obligations under this Section 10.13; (c) if required or appropriate in any report, statement or testimony submitted to any governmental authority having or claiming to have jurisdiction over Lender; (d) if required or appropriate in response to any summons or subpoena or in connection with any litigation, to the extent permitted or deemed advisable by Lender’s counsel; (e) to comply with any legal requirement or law applicable to Lender; (f) to the extent reasonably necessary in connection with the exercise of any right or remedy under any Loan Document, including Lender’s sale, lease, or other disposition of Collateral after default; (g) to any participant or assignee of Lender or any prospective participant or assignee; provided, that such participant or assignee or prospective participant or assignee agrees in writing to be bound by this Section prior to disclosure; or (h) otherwise with the prior consent of Borrower; provided, that any disclosure made in violation of this Agreement shall not affect the obligations of Borrower or any of its affiliates or any guarantor under this Agreement or the other Loan Documents.

10.14 Assignment of Rights. Borrower acknowledges and understands that Lender may sell and assign all or part of its interest hereunder and under the Loan Documents to any person or entity (an “Assignee”). After such assignment the term “Lender” as used in the Loan Documents shall mean and include such Assignee, and such Assignee shall be vested with all rights, powers and remedies of Lender hereunder with respect to the interest so assigned; but with respect to any such interest not so transferred, Lender shall retain all rights, powers and remedies hereby given. No such assignment by Lender shall relieve Borrower of any of its obligations hereunder. Lender agrees that in the event of any transfer by it of the Note(s) (if any), it will endorse thereon a notation as to the portion of the principal of the Note(s), which shall have been paid at the time of such transfer and as to the date to which interest shall have been last paid thereon.

10.15 Revival of Secured Obligations. This Agreement and the Loan Documents shall remain in full force and effect and continue to be effective if any petition is filed by or against Borrower for liquidation or reorganization, if Borrower becomes insolvent or makes an assignment for the benefit of creditors, if a receiver or trustee is appointed for all or any significant part of Borrower’s assets, or if any payment or transfer of Collateral is recovered from Lender. The Loan Documents and the Secured Obligations and Collateral security shall continue to be effective, or shall be revived or reinstated, as the case may be, if at any time payment and performance of the Secured Obligations or any transfer of Collateral to Lender, or any part thereof is rescinded, avoided or avoidable, reduced in amount, or must otherwise be restored or returned by, or is recovered from, Lender or by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment, performance, or transfer of Collateral had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, avoided, avoidable, restored, returned, or recovered, the Loan Documents and the Secured Obligations shall be deemed, without any further action or documentation, to have been revived and reinstated except to the extent of the full, final, and indefeasible payment to Lender in Cash.

10.16 Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.

10.17 No Third Party Beneficiaries. No provisions of the Loan Documents are intended, nor will be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any person other than Lender and Borrower unless specifically provided otherwise herein, and, except as otherwise so provided, all provisions of the Loan Documents will be personal and solely between the Lender and the Borrower.

10.18 Publicity. (a) Borrower consents to the publication and use by Lender and any of its member businesses and affiliates of (i) Borrower’s name (including a brief description of the relationship between Borrower and Lender) and logo and a hyperlink to Borrower’s web site, separately or together, in written and oral presentations, advertising, promotional and marketing materials, client lists, public relations materials or on its web site (together, the “Lender Publicity Materials”); (ii) the names of officers of Borrower in the Lender Publicity Materials; and (iii) Borrower’s name, trademarks or servicemarks in any news release concerning Lender.

(b) Neither Borrower nor any of its member businesses and affiliates shall, without Lender’s consent, publicize or use (i) Lender’s name (including a brief description of the relationship between Borrower and Lender), logo or hyperlink to Lender’s web site, separately or together, in written and oral presentations, advertising, promotional and marketing materials, client lists, public relations materials or on its web site (together, the “Borrower Publicity Materials”); (ii) the names of officers of Lender in the Borrower Publicity Materials; and (iii) Lender’s name, trademarks, servicemarks in any news release concerning Borrower.

10.19 Luxembourg Guarantee Limitation. (a) Notwithstanding any other provision of this Agreement to the contrary, the payment obligations of BioAmber Luxembourg as well as any Subsidiary Guarantor incorporated in the Luxembourg (the “Luxembourg Guarantor”) for the obligations of any Subsidiary Guarantor which is not a subsidiary of that Luxembourg Guarantor shall be limited at any time, with no double counting, to an aggregate amount not exceeding ninety-five (95) per cent. of the greater of:

(i) the Luxembourg Guarantor’s own funds (capitaux propres) and its subordinated debt (without any double counting of the amounts referred to under (ii) below), as determined by article 34 of the Luxembourg law of 19 December 2002 on the trade and companies register, accounting and companies annual accounts, as amended, as reflected in its last annual accounts available as at the date of this Agreement;

(i) the Luxembourg Guarantor’s own funds (capitaux propres) and its subordinated debt (without any double counting of the amounts referred to under (ii) below), as determined by article 34 of the Luxembourg law of 19 December 2002 on the trade and companies register, accounting and companies annual accounts, as amended, as reflected in its last annual accounts available as at the date the guarantee under this Agreement is called.

(b) The above limitation shall not apply to any amounts borrowed under this Agreement or sourced from the under this Agreement and in each case made available, in any form whatsoever, to such Luxembourg Guarantor or any of its subsidiaries.

(c) The obligations of each Luxembourg Subsidiary Guarantor under this Section 10.19 shall not extend to the guaranteeing of any amount which would breach the prohibition on financial assistance as set out in the Luxembourg law dated 10 August 1915 on commercial companies, as amended and no Luxembourg Guarantor shall make any payment which, if made, would constitute a misuse of corporate assets as referred to under article 171-1 of the Luxembourg law of 10 August, 1915 on commercial companies, as amended.

10.20 Gross-up. All payments whatsoever under this Agreement will be made by the Parent and any Subsidiary Guarantor free and clear of, and without liability for withholding or deduction for or on account of, any present or future taxes of whatever nature imposed or levied on such payments made to Lender by or on behalf of any jurisdiction (other than the jurisdiction in which Lender is resident for tax purposes) (a) in which the Parent or such Subsidiary Guarantor is incorporated, organized, managed or controlled or otherwise resides for tax purposes or (b) where a branch or office through which the Parent or such Subsidiary is acting for purposes of this Agreement is located or from or through which the Parent or such Subsidiary is making any payment (or any political subdivision or taxing authority of or in such jurisdiction) (hereinafter a “Taxing Jurisdiction”), unless the withholding or deduction of such tax is compelled by law.

If any deduction or withholding for any tax of a Taxing Jurisdiction shall at any time be required in respect of any amounts to be paid by the Parent or such Subsidiary under this Agreement or the other Loan Documents, the Subsidiary Guarantor, or the Parent, as the case may be, will pay to the relevant Taxing Jurisdiction the full amount required to be withheld, deducted or otherwise paid before penalties attach thereto or interest accrues thereon and pay to Lender such additional amounts as may be necessary in order that the net amounts paid to such holder pursuant to the terms of this Agreement or the other Loan Documents after such deduction, withholding or payment (including, without limitation, any required deduction or withholding of tax on or with respect to such additional amount), shall be not less than the amounts then due and payable to Lender under the terms of this Agreement or the other Loan Documents before the assessment of such tax, provided that no payment of any additional amounts shall be required to be made:

(a) for or on account of any tax that would not have been imposed but for the existence of any present or former connection between Lender and the Taxing Jurisdiction, other than the mere providing of the Advance or the receipt of payments or the enforcement of remedies thereunder or in respect thereof, including, without limitation, Lender being or having been a citizen or resident thereof, or being or having been present or engaged in trade or business therein or having or having had an establishment, office, fixed base or branch therein, provided that this exclusion shall not apply with respect to a tax that would not have been imposed but for the Subsidiary Guarantor or the Parent, as applicable, after the date of the Closing, opening an office in, moving an office to, reincorporating in, or changing the Taxing Jurisdiction from or through which payments on account of this Agreement or the other Loan Documents are made to, the Taxing Jurisdiction imposing the relevant tax;

(b) for or on account of any estate, inheritance, gift, sale, transfer, personal property or similar tax assessment or other governmental charge; or

(c) any combination of clauses (a) and (b) above.

If any payment is made by the Subsidiary Guarantor or the Parent to or for the account of the Lender after deduction for or on account of any taxes, and increased payments are made by the Subsidiary Guarantor or the Parent pursuant to this Section 10.20, then, if Lender in its discretion (acting reasonably) determines that it has received or been granted a refund of, or received the benefit of any credit or allowance with respect to such taxes, Lender shall, to the extent that it can do so without prejudice to the retention of the amount of such refund, credit or allowance, reimburse to the Subsidiary Guarantor or the Parent such amount as Lender shall, in its discretion (acting reasonably), determine to be attributable to the relevant taxes or deduction or withholding. Nothing herein contained shall interfere with the right of the Lender to arrange its tax affairs in whatever manner it thinks fit and, in particular, Lender shall not be under any obligation to claim relief from its corporate profits or similar tax liability in respect of such tax in priority to any other claims, reliefs, credits or deductions available to it or (other than as set forth in clause (b) above) oblige any Lender to disclose any information relating to its tax affairs or any computations in respect thereof.

The Subsidiary Guarantor or the Parent will furnish to Lender promptly and in any event within 60 days after the date of any payment by the Subsidiary Guarantor or the Parent of any tax in respect of any amounts paid under this Agreement or the other Loan Documents, the original tax receipt (or a certificate of tax deducted) issued by the relevant taxation or other authorities involved for all amounts paid as aforesaid (or if such original tax receipt (or a certificate of tax deducted) is not available or must legally be kept in the possession of the

Subsidiary Guarantor or the Parent, a duly certified copy of the original tax receipt or any other reasonably satisfactory evidence of payment), together with such other documentary evidence with respect to such payments as may be reasonably requested from time to time by Lender.

If the Subsidiary Guarantor or the Parent is required by any applicable law, as modified by the practice of the taxation or other authority of any relevant Taxing Jurisdiction, to make any deduction or withholding of any tax in respect of which any Subsidiary Guarantor or the Parent would be required to pay any additional amount under this Section 10.20, but for any reason does not make such deduction or withholding with the result that a liability in respect of such tax is assessed directly against the Lender, and Lender pays such liability, then such Subsidiary Guarantor or the Parent will promptly reimburse Lender for such payment (including any related interest or penalties to the extent such interest or penalties arise by virtue of a default or delay by such Subsidiary Guarantor or the Parent) upon demand by such holder accompanied by an official receipt (or a duly certified copy thereof) issued by the taxation or other authority of the relevant Taxing Jurisdiction.

If the Subsidiary Guarantor or the Parent makes payment to or for the account of Lender and Lender is entitled to a refund of or credit or allowance with respect to the tax to which such payment is attributable upon the making of a filing (a Form), then Lender shall, as soon as practicable after receiving written request from such Subsidiary Guarantor or the Parent (which shall specify in reasonable detail and supply the refund, credit and/or allowance forms to be filed) use reasonable efforts to complete and deliver such refund, credit and/or allowance forms to or as directed by such Subsidiary Guarantor or the Parent.

The obligations of each Subsidiary Guarantor and the Parent under this Section 10.20 shall survive the payment or transfer of any Note and the provisions of this Section 10.20 shall also apply to assignees of Lender.

Section 10.21. Obligations to make payments in U.S. Dollars. Any payment on account of an amount that is payable hereunder or under any Loan Document in Dollars which is made to or for the account of Lender in any other currency, whether as a result of any judgment or order or the enforcement thereof or the realization of any security or the liquidation of the Parent, Subsidiary Guarantor or any other Subsidiary, shall constitute a discharge of the obligation of the Borrower under this Agreement and the other Loan Documents only to the extent of the amount of Dollars which Lender could purchase in the foreign exchange markets in London, England, with the amount of such other currency in accordance with normal banking procedures at the rate of exchange prevailing on the London Banking Day following receipt of the payment first referred to above. If the amount of Dollars that could be so purchased is less than the amount of Dollars originally due to Lender, Borrower agrees to the fullest extent permitted by law, to indemnify and save harmless such holder from and against all loss or damage arising out of or as a result of such deficiency. This indemnity shall, to the fullest extent permitted by law, constitute an obligation separate and independent from the other obligations contained in this Agreement and the other Loan Documents, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by such holder from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due hereunder or under the Loan Documents or under any judgment or order. As used herein the term “London Banking Day” shall mean any day other than Saturday or Sunday or a day on which commercial banks are required or authorized by law to be closed in London, England.

(SIGNATURES TO FOLLOW)

Execution Copy

IN WITNESS WHEREOF, Borrower and Lender have duly executed and delivered this Loan and Security Agreement as of the day and year first above written.

BORROWER:

BIOAMBER INC.

	Signature:	/s/ Andrew P. Ashworth

	Print Name:	Andrew P. Ashworth

	Title:	Chief Financial Officer

Accepted in Palo Alto, California:

LENDER:

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

	Signature:	/s/ K. Nicholas Martitsch

	Print Name:	K. Nicholas Martitsch

	Title:	Associate General Counsel

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